UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2012

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On October 26, 2012, the Company amended its contract with Delta Air Lines to operate an additional seven 50-seat E145 aircraft under its existing capacity purchase agreement for a one-year period. All seven aircraft are expected to be in service before the end of 2012. The Company does not expect to have any unassigned aircraft by the end of 2012.

On October 29, 2012, the Company finalized its restructuring agreements with several key stakeholders on its 50-seat regional jet program. The agreements combined with other business improvement initiatives is expected to improve the operating cash flow of the Company by approximately $45 million annually over the next five years. However, the Company is still in negotiations with several other critical stakeholders which are necessary to complete the comprehensive restructuring effort for Chautauqua Airlines.

Item 9.01    Financial Statements and Exhibits .

(d)    Exhibits.

99.1    Press Release of Republic Airways Holdings Inc. issued on October 31, 2012, relating to Delta Air Lines capacity purchase agreement and the Chautauqua Airlines restructuring.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:     /s/ Timothy P. Dooley
Name:    Timothy P. Dooley
Title:    Senior Vice President and
Chief Financial Officer

Dated: October 31, 2012

EXHIBIT INDEX
Exhibit Number                    Description
99.1    Press Release of Republic Airways Holdings Inc. issued on October 31, 2012, relating to Delta Air Lines capacity purchase agreement and the Chautauqua Airlines restructuring.